                                                                      EXHIBIT 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF PER SHARE EARNINGS

                     (In Thousands, Except Per Share Data)

                                                  Three Months     Six Months
                                                      Ended           Ended
                                                 --------------- ---------------
                                                 July 3, July 4, July 3, July 4,
                                                  1999    1998    1999    1998
                                                 ------- ------- ------- -------
Basic and diluted:
  Net income applicable to common stock......... $ 8,645 $ 6,240 $14,477 $ 5,807
  Weighted average shares outstanding...........  32,000  32,000  32,000  32,000
                                                 ------- ------- ------- -------
    Net income per common share--basic and
     diluted.................................... $  0.27 $  0.20 $  0.45 $  0.18
                                                 ======= ======= ======= =======